Exhibit 99.2
H I L L P H O E N I X I N V E S T O R T R I P OCTOBER 6, 2009 ^ COLONIAL HEIGHTS, VA

2 Forward Looking Statements We want to remind everyone that our comments may contain forward-looking statements that are inherently subject to uncertainties. We caution everyone to be guided in their analysis of Dover Corporation by referring to our Form 10K for a list of factors that could cause our results to differ from those anticipated in any such forward looking statements. We would also direct your attention to our internet site, www.dovercorporation.com, where considerably more information can be found.

3 Business Update Order stability across a large portion of our businesses Consistent with trends discussed during 2nd quarter earnings call Electronic Technologies continues seasonal pick-up Strong performance in MEMS microphones Energy and Material Handling end-markets remain soft, but stable Still on track for 2009 guidance

4 Business Update Pricing environment is stable We continue to execute well in managing input cost vs. price spread M & A environment shows signs of improving The gap between sellers and acquirers value expectations is narrowing Pipeline of opportunities is filling up Private Equity is returning

5 Supply Chain Update Initiative is progressing well Formal teams have been formed to focus on specific spend categories Office Supplies Telecom Logistics and transportation Plastics Castings Motors Metals More to come at Dover Day (November 16)

6 Corporate Development Update Significant work done on analyzing portfolio Companies and end-markets evaluated on growth opportunities, business fundamentals and market position Results will help drive future capital allocation decisions Obvious areas of interest include: Product ID Refrigeration Fluid Solutions Energy More to come at Dover Day (November 16)

7 Also Noteworthy Held Grand Opening of new Regional Headquarters in Shanghai (September 22) Will serve a coordination point and support structure as we aggressively grow our presence in Asia Establishes "Dover" name as a significant local supplier and customer Corporate Development, HR, Accounting, Tax, Treasury and legal support Asia procurement office will be based there Opened two new manufacturing facilities in China OPWs / Colder Products/ De Sta Co shared facility in Suzhou Pump Solutions Group / HydroSystems facility in Pudong Brad Cerepak joins as CFO